Exhibit 99.1

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 24, 2023 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fourth quarter ended November 26, 2022.

Fiscal 2022 Fourth Quarter Highlights of Continuing Operations

(Dollars in millions)

	Sales				Operating Income
	4th Qtr		Dollar	%	4th Qtr	% of	4th Qtr	% of
	2022	2021	Change	Change	2022	Sales	2021	Sales
Consolidated (1)	$121.0	$114.4	$6.6	5.8%	$6.7	5.6%	$6.6	5.8%

Wholesale	$74.6	$76.0	$(1.4)	-1.6%	$0.9	1.2%	$2.9	3.8%

Retail	$76.3	$66.4	$9.9	14.9%	$5.8	7.6%	$3.4	5.1%

(1) Our consolidated results include certain intercompany eliminations as well as a gain on the sale of real estate in Q4 2022 which is not included in our segment results.  See Table 4, “Segment Information” below for an illustration of the effects of these items on our  consolidated sales and operating income.

We posted revenue of $121.0 million in our fourth quarter, a 5.8% increase against the backdrop of an increasingly difficult macroeconomic environment as we head into another year. Operating profit of $6.7 million was slightly ahead of last year even though we made selected price adjustments designed to reduce inventory that were detrimental to our margins. We also invested more digital marketing dollars to drive our top line. Our Company is stronger than when we entered the pandemic three years ago. We have trimmed our underperforming stores, properly adjusted our retail cost structure, gained wholesale market share with independent furniture dealers, and further fortified our strong balance sheet. Still, we acknowledge that fiscal 2023 has started off slowly from a wholesale order standpoint with quarter-to-date written sales off 20% compared to the robust pace we experienced last year. However, quarter-to-date shipments are down 10% as fourth-quarter orders were off modestly. Despite the uncertainty around the current pace of orders, we will concentrate on running our business with financial discipline and operational excellence while executing our growth strategies that are designed to create long term value for our shareholders.

Service levels in our wholesale operations are almost back to the best-in-class standard that was our hallmark prior to the breakdown of the global supply chain. Backlogs are now comparable with pre-pandemic equivalents. Combined wholesale shipments declined 1.6% for the quarter with increases in wood and outdoor furniture products being offset by declines in domestic upholstery and Club Level. As previously discussed, the “right sizing” of our Club Level inventory is negatively affecting our wholesale margins, and, in the case of the fourth quarter, constitutes more than 100% of the year over year wholesale margin shortfall. On a positive note, wholesale inventories declined by $4.0 million in the quarter with Club Level again representing essentially all of the reduction. So, we are making good progress on this front. Also, our domestic upholstery operating margins returned to their historical levels by improving 670 basis points as we are through the period of misalignment between inflated raw materials and our ability to pass those costs along. In fact, we have recently begun to receive several price decreases from various suppliers. Looking ahead, we have returned to a more normalized wholesale operating environment in terms of supply chain. Our challenge now is to efficiently operate while we assess how the economy will affect order flow and our work schedules.

Meanwhile, corporate retail produced its fourth record quarter for the year as the fourth quarter was more profitable than any previous comparable period on record. The year was characterized by a gross margin improvement of 40 basis points to 52.6% and operating profit that more than tripled compared to last year. Our retail backlog remained healthy heading into the new fiscal year as our Black Friday event was relatively strong. 2023 will mark the opening of three new Bassett stores and an extensive remodeling of our Austin, Texas location.

Coming in the second quarter of 2023 is the debut of our new website platform featuring better navigation and architecture designed to drive more consumers to our stores and significantly enhance our ecommerce capabilities. While this will represent the culmination of a multi-year digital transformation plan, it will also provide a platform for greater integration of the website with our store network and better overall customer and product data that will lead to better decision making.

In that vein, we acquired Canadian online furniture retailer Noa Home Inc. in early September to begin our fourth quarter. As expected, the Noa results, now included in our corporate retail segment, were not profitable for the quarter. We spent the three months scaling the business for growth as we worked to get best sellers in stock, opened a new 3PL warehouse in western Canada, and integrated the first Bassett designed product into their lineup. Our focus for this year is to continue to expand their lean assortment and to prepare to open the U.S. market by the fall selling season.

Our partnership with JB Hunt, who purchased the Zenith logistics business from us last February, continues to offer great service to our stores and participating open market dealers. During the quarter, we opened our second Regional Fulfillment Center (“RFC”) with JB Hunt and will use the facility located in the Baltimore area to service our best sellers in the northeast markets. The RFC strategy is unfolding via daily collaboration with the JB Hunt team with three additional centers having been opened around the country in December.

Proceeds from the sale of Zenith were the catalyst for the $14.5 million special dividend that we distributed last April and, in addition, our regular quarterly dividend that we increased in July. Furthermore, in light of the historically low earnings multiples with which industry stocks have been trading and our belief in Bassett’s future, we retired $15.1 million of our common stock in 2022 including $4.9 million in the fourth quarter. After returning over $35 million to shareholders in 2022, we have the financial strength to pursue our long term growth strategies.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 92 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the fourth fiscal quarter of 2022, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 26, 2022		November 27, 2021		November 26, 2022		November 27, 2021
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales of furniture and accessories	$121,019	100.0%	$114,364	100.0%	$485,601	100.0%	$430,886	100.0%
Cost of furniture and accessories sold	56,784	46.9%	56,373	49.3%	237,262	48.9%	209,799	48.7%
Gross profit	64,235	53.1%	57,991	50.7%	248,339	51.1%	221,087	51.3%

Selling, general and administrative expenses	57,532	47.5%	51,357	44.9%	218,069	44.9%	196,830	45.7%
Gain on sale of retail real estate	-	0.0%	-	0.0%	4,595	0.9%	-	0.0%
Income from operations	6,703	5.5%	6,634	5.8%	34,865	7.2%	24,257	5.6%

Other income (loss), net	1,047	0.9%	(672)	-0.6%	(803)	-0.2%	(1,500)	-0.3%
Income from continuing operations before income taxes	7,750	6.4%	5,962	5.2%	34,062	7.0%	22,757	5.3%

Income tax expense	2,197	1.8%	1,257	1.1%	8,702	1.8%	5,836	1.4%
Income from continuing operations	5,553	4.6%	4,705	4.1%	25,360	5.2%	16,921	3.9%

Income (loss) from discontinued operations - net of tax	(527)		336		39,985		1,121

Net income	$5,026		$5,041		$65,345		$18,042

Basic earnings per share:
Income from continuing operations	$0.61		$0.49		$2.70		$1.72
Income (loss) from discontinued operations	(0.06)		0.03		4.26		0.11
Basic earnings per share	$0.55		$0.52		$6.96		$1.83

Diluted earnings per share:
Income from continuing operations	$0.61		$0.49		$2.70		$1.72
Income (loss) from discontinued operations	(0.06)		0.03		4.26		0.11
Diluted earnings per share	$0.55		$0.52		$6.96		$1.83

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 26, 2022	November 27, 2021
Assets
Current assets
Cash and cash equivalents	$61,625	$34,374
Short-term investments	17,715	17,715
Accounts receivable, net	17,838	20,567
Inventories, net	85,477	78,004
Recoverable income taxes	2,353	8,379
Current assets of discontinued operations held for sale	-	11,064
Other current assets	11,487	10,181
Total current assets	196,495	180,284

Property and equipment, net	77,001	69,168

Other long-term assets
Deferred income taxes, net	5,528	3,189
Goodwill and other intangible assets	21,727	14,354
Right of use assets under operating leases	99,472	95,955
Long-term assets of discontinued operations held for sale	-	52,757
Other	6,050	5,953
Total long-term assets	132,777	172,208
Total assets	$406,273	$421,660

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,359	$23,988
Accrued compensation and benefits	12,921	12,639
Customer deposits	35,963	51,492
Current portion of operating lease obligations	18,819	20,235
Current liabilities of discontinued operations held for sale	-	16,095
Other current liabilities and accrued expenses	12,765	9,770
Total current liabilities	100,827	134,219

Long-term liabilities
Post employment benefit obligations	9,954	12,968
Long-term portion of operating lease obligations	97,477	94,845
Long-term liabilities of discontinued operations held for sale	-	16,210
Other long-term liabilities	2,406	686
Total long-term liabilities	109,837	124,709

Stockholders’ equity
Common stock	44,759	48,811
Retained earnings	150,800	115,631
Additional paid-in-capital	-	113
Accumulated other comprehensive loss	50	(1,823)
Total stockholders' equity	195,609	162,732
Total liabilities and stockholders’ equity	$406,273	$421,660

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Year Ended
	November 26, 2022	November 27, 2021
Operating activities:
Net income	$65,345	$18,042
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,309	14,597
Gain on disposal of discontinued operations	(52,534)	-
Gain on sale of property and equipment	(4,595)	(367)
Inventory valuation charges	3,648	2,969
Deferred income taxes	(2,339)	1,545
Other, net	(302)	728
Changes in operating assets and liabilities
Accounts receivable	3,169	(5,828)
Inventories	(9,536)	(26,087)
Other current and long-term assets	5,944	(2,241)
Right of use assets under operating leases	20,531	26,243
Customer deposits	(16,588)	11,730
Accounts payable and other liabilities	(4,073)	2,153
Obligations under operating leases	(22,949)	(28,921)
Net cash provided by (used in) operating activities	(2,970)	14,563

Investing activities:
Purchases of property and equipment	(21,296)	(10,750)
Proceeds from sale of property and equipment	8,226	382
Proceeds from disposal of discontined operations, net	84,534	-
Cash paid for business acquisition, net of cash acquired	(5,582)	-
Other	(40)	(1,203)
Net cash provided by (used in) investing activities	65,842	(11,571)

Financing activities:
Cash dividends	(20,162)	(7,689)
Proceeds from the exercise of stock options	-	42
Other issuance of common stock	424	363
Repurchases of common stock	(15,122)	(5,566)
Taxes paid related to net share settlement of equity awards	(19)	(219)
Repayments of finance lease obligations	(684)	(1,348)
Net cash used in financing activities	(35,563)	(14,417)
Effect of exchenge rate changes on cash and cash equivalents	(58)	-
Change in cash and cash equivalents	27,251	(11,425)
Cash and cash equivalents - beginning of period	34,374	45,799

Cash and cash equivalents - end of period	$61,625	$34,374

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Year Ended
	November 26, 2022	November 27, 2021	November 26, 2022	November 27, 2021
Sales Revenue
Wholesale sales of furniture and accessories	$74,624	$75,958	$324,569	$295,329
Less: Sales to retail segment	(29,913)	(27,967)	(125,889)	(112,270)
Wholesale sales to external customers	44,711	47,991	198,680	183,059
Retail sales of furniture and accessories	76,308	66,373	286,921	247,827
Consolidated net sales of furniture and accessories	$121,019	$114,364	$485,601	$430,886

Operating Income
Wholesale	$856	$2,868	$9,286	$17,490
Retail	5,754	3,381	21,508	7,044
Inter-company elimination	93	385	(524)	(277)
Gain on sale of real estate	-	-	4,595	-
Consolidated	$6,703	$6,634	$34,865	$24,257